Exhibit 10.7

LIMITED LIABILITY COMPANY AGREEMENT

OF

THE INTELLIGENT PROJECT, LLC

THE INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE DELAWARE SECURITIES ACT, OR ANY SIMILAR STATE STATUTE IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES.

THE SALE OR OTHER DISPOSITION OF THE INTERESTS IS RESTRICTED, AS SET FORTH IN THIS AGREEMENT, AND THE EFFECTIVENESS OF ANY SUCH SALE OR OTHER DISPOSITION MAY BE CONDITIONED UPON THE RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE STATUTES.

BY ACQUIRING INTERESTS REPRESENTED BY THIS AGREEMENT, A MEMBER REPRESENTS THAT HE WILL NOT SELL OR OTHERWISE DISPOSE OF THE INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND THE RULES AND REGULATIONS THEREUNDER.

THE MEMBER HAS CAREFULLY READ AND UNDERSTANDS THE AGREEMENT.

LIMITED LIABILITY COMPANY AGREEMENT
of
THE INTELLIGENT PROJECT, LLC
(a Delaware Limited Liability Company)

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is entered into by and among those persons executing this Agreement (collectively, the “Members”) and THE INTELLIGENT PROJECT, LLC, a Delaware limited liability company (the “Company”), effective as of the 22nd day of May, 2009.

RECITAL

WHEREAS, the Company and the undersigned Members wish to enter into a Limited Liability Company Agreement for the purpose of forming a limited liability company pursuant to the provisions of the Delaware Limited Liability Act (the “Act”);

NOW, THEREFORE, the Members and the Company, intending to be legally bound by this Agreement, hereby agree that the limited liability company agreement of the Company shall be as follows:

1 Organization.  The Members have organized the Company as a Delaware limited liability company pursuant to the provisions of the Act.

2 Purpose; Powers.  The purpose of the Company shall be to shall be to engage in any lawful activities that the Managers deem appropriate and to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Section 2.  The Company shall have all powers of a limited liability company under the Act and the power to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Section 2.

3 Capital.

3.1 Contributions.  Each Member has made a contribution of cash or other property in an amount opposite its name on Schedule A, attached hereto and incorporated by reference herein (the “Capital Contributions”).  The Members shall have no obligation to make any additional capital contributions to the Company except as may be provided in a separate agreement between the Company and any of its Members.  The Managers, in their sole discretion, may permit any or all of the Members to make additional Capital Contributions from time to time for Company expenses; however, no Member shall have the right to make additional Capital Contributions.

3.2 Capital Account.  A Capital Account shall be established for each Member and shall be maintained as provided by the capital account maintenance rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv).

3.3 Limited Liability.  Except as otherwise expressly required by law, a Member, in its capacity as a member of the Company, shall have no liability in excess of (a) the amount of its capital contributions, (b) its share of any assets and undistributed profits of the Company and (c) the amount of any distributions wrongfully distributed to it.

3.4 Election of Profit Interests.  By executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “IRS Notice”) apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the Company.  For purposes of making such Safe Harbor election, the Tax Matters Member is hereby designated as the “partner who has responsibility for U.S. federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by the Tax Matters Member constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the IRS Notice.  The Company and each Member hereby agree to comply with all requirements of the Safe Harbor described in the IRS Notice, including, without limitation, the requirement that each Member shall prepare and file any U.S. federal income tax returns such Member is required to file reporting the income tax effects of each “Safe Harbor Partnership Interest” issued by the Company in a manner consistent with the requirements of the IRS Notice.  A Member's obligations to comply with the requirements of this Section 3.3 shall survive such Member's ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 3.3, the Company shall be treated as continuing in existence.  Each Member authorizes the Tax Matters Member to amend this Section 3.3 to the extent necessary to achieve similar tax treatment with respect to any interest in the Company transferred to a service provider by the Company in connection with services provided to the Company as set forth in Section 4 of the IRS Notice (e.g., to reflect changes from the rules set forth in the IRS Notice in subsequent U.S. Department of Treasury or Internal Revenue Service guidance).

4 Allocations.

4.1 Profits or Losses.  "Profits" or "Losses" means, for each fiscal year, an amount equal to the Company’s taxable income or loss for such fiscal year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) in the event the book basis of any Company asset is adjusted in accordance with the Treasury Regulations, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book basis of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its book basis;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such fiscal year or other period, computed in accordance with the book basis; and

(f) notwithstanding any other provisions of this Section, any items that are specially allocated pursuant to Section 4.3 hereof shall not be taken into account in computing Profits or Losses.

4.2 Allocations.  For each fiscal year of the Company, after adjusting each Member’s Capital Account for Total Capital Contributions and distributions during such fiscal year and all special allocations pursuant to Section 4.3 with respect to such fiscal year, all Profits and Losses (other than Profits and Losses specially allocated pursuant to Section 4.3) shall be allocated to the Members’ Capital Accounts in a manner such that, as of the end of such fiscal year, the Capital Account of each Member (which may be either a positive or negative balance) shall be equal to (a) the amount that would be distributed to such Member, determined as if the Company were to liquidate all of its assets for the book value thereof and distribute the proceeds thereof pursuant to Section 7.1 hereof, minus (b) such Member’s share of Company Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(d) and (g)(3)), if any, and Member Non Recourse Debt Minimum Gain (as determined according to Treasury Regulation Section 1.704- 2(i)), if any.  Notwithstanding the foregoing, no Member shall be allocated Losses in excess of the amount of the "economic risk of loss" it bears for the Company’s indebtedness, as determined under Treasury Regulation Section 1.752-2 (in which case, the excess Loss not so allocated shall be reallocated to those Members who bear such economic risk of loss for the indebtedness, in proportion to and to the extent of the respective amounts of such economic risk of loss they bear).

4.3 Compliance with Treasury Regulations.  Allocations of income and losses among the Members shall be made in a manner so that such allocations have substantial economic effect in accordance with the tests therefor set forth in the Treasury Regulations promulgated under Section 704(b) of the Code.  Accordingly, allocations not specifically provided for in this Agreement shall be made in such a manner as shall conform to the allocation rules and principals as set forth in such Treasury Regulations as in effect from time to time, and the Capital Accounts of the Members shall be maintained in accordance with the provisions hereof construed and interpreted in light of such Treasury Regulations.  The Managers may amend the provisions of this Agreement if such amendment would not have a materially adverse effect on the Members and if, in the opinion of counsel for the Company, such amendment is advisable for purposes of complying with Section 1.704-1(b) or Section 1.704-2 of the Treasury Regulations, as may be amended or supplemented from time to time.

4.4 Tax Allocations.  For income tax purposes only, each item of taxable income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided, that, in the case of any Company asset the book basis of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (using the “traditional method with curative allocations”, unless otherwise agreed by the Members) so as to take account of the difference between book basis and adjusted tax basis of such asset.

5 Distributions.

5.1 Generally.   The Managers shall distribute Net Cash Flow at such times and in such amounts as determined by the Managers, in their sole discretion.  Except as otherwise provided in this Article 5 and Article 7 hereof (relating to the dissolution of the Company), distributions of the funds during any fiscal year shall be made to the Members as follows:

(a)           First, pro rata to the Members in accordance with their Capital Contribution Percentage, until each Member has received its Capital Contribution amount set forth on Schedule A (Minimum Distributions shall not constitute distributions for purposes of this Section 5.1(a)); and

(b)           Second, to the Members pro rata in accordance with their respective Percentage Interests.

5.2 Special Distribution Rules.  Notwithstanding the foregoing, to the extent Net Cash Flow is available, the total distributions to a Member for each fiscal year (and the ninety (90) day period following such fiscal year) shall not be less than an amount equal to the product of: (x) the Company’s net taxable income allocated to such Member for such fiscal year and all prior fiscal years for federal income tax purposes, multiplied by (y) the highest marginal combined federal, state and local income tax rate applicable to the Member having the highest combined income tax bracket (or the owners of the Members if the Members are tax transparent for U.S. federal income tax purposes), after taking into account the federal income tax deduction for such taxes, reduced by all prior distributions pursuant to Section 5.2, regardless of the actual federal tax rates applicable to the Members (“Minimum Distributions”).  To the extent that such Minimum Distributions requirement increases the amount of distributed Net Cash Flow beyond the amount to which a Member would be entitled in the absence thereof, the excess portion shall be considered a prepayment of future distributions of Net Cash Flow allocable to such Member; provided that adjustments to any such future distributions to that Member shall not decrease its aggregate Net Cash Flow distributions below an amount necessary to meet the Minimum Distribution requirement for such Member for subsequent fiscal years.  All amounts withheld pursuant to the Code or any provision of any foreign, state or local tax law or treaty with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article 5 for all purposes of this Agreement.  The Managers are authorized to withhold from distributions to the Members and to pay over to any federal, foreign, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, foreign, state or local law or treaty and shall allocate such amounts to those Members with respect to which such amounts were withheld.

6 Rights, Power and Authority of the Members and Managers.

6.1 Members.  The Members shall have no power or authority to manage the affairs of the Company.  In addition:

(a) No annual meeting of Members is required to be held.  Any action required or permitted to be taken at any meeting of Members may be taken without a meeting if one or more written consents to such action shall be signed by the Members holding the amount of Percentage Interests required to approve the action being taken.  Such written consents shall be delivered to the Managers and, unless otherwise specified, shall be effective on the date when the first consent is so delivered.  The Managers shall give prompt notice to all Members who did not consent to any action taken by written consent of Members without a meeting.

(b) Except as set forth in Article 9 with respect to transfers of Company Interests, no Member shall have any right to resign or withdraw from the Company without the consent of the other Members.

(c) Members shall have the right to receive from the Managers, upon request, a copy of the certificate of formation of the Company (the “Certificate”) and of this Agreement, as amended from time to time, and such other information regarding the Company as is required by the Act, subject to reasonable conditions and standards established by the Managers as permitted by the Act, which may include, without limitation, withholding of, or restrictions on, the use of confidential information.

(d) Within ninety (90) days after the end of each fiscal year, the Managers shall furnish to all Members such information as may be needed to permit Members to file their federal income tax returns and any required state income tax returns.  The cost of such reports shall be an expense of the Company.

6.2 Managers.

(a) The Company shall be managed by a Management Committee.  The initial members of the Management Committee shall be Nana Baffour, Johnson Kachidza, Ken Globerman and David Steele (each a “Manager”, and together the “Managers”).  Each of the Managers shall serve until he dies, resigns, is removed by a majority of the other Managers or until a disposition of all of the Company Interest owned by such Member or his Affiliates to other than a Permitted Transferee.  Upon the death, resignation, disability or removal of a Manager, the remaining Managers may, in their sole discretion, elect a substitute member of the Management Committee. If there are no Managers, the Members shall select substitute members of the Management Committee. The resignation or removal of a Manager shall not affect such Manager’s rights, duties and obligations as a Member.

(b) The Management Committee may, from time to time, elect to increase the number of Managers.  Such additional Managers shall be selected by the Management Committee.

(c) The Managers shall have the exclusive right, power and authority to manage the Company’s business and affairs, and the decisions and acts of the Managers shall bind the Company.  The Managers shall have all powers necessary to exercise their responsibilities under this Agreement.  In the event that a Manager is other than an individual, such Manager shall act through its duly authorized representatives.

(d) The Management Committee shall meet as often as may be reasonably necessary, as determined in the reasonable discretion of the Managers.  The vote of a majority of the members of the Management Committee in attendance at a meeting or taken by written consent shall constitute action by the Company.

(e) The Company shall reimburse the Managers for all of the costs and expenses incurred by the Managers on behalf of the Company, including, without limitation, all of the expenses, costs and fees incurred to organize the Company.  The Managers shall ensure that all such costs and expenses incurred hereunder are reasonable.

6.3 Officers.  The Management Committee may, from time to time, designate one or more natural persons to be officers of the Company.  No officer need be a resident of the State of Delaware, a Member or a Manager.  Any officers so designated shall have such authority and perform such duties as the Management Committee may, from time to time, delegate to such officer.  The Managers may assign titles to particular officers.  Unless the Management Committee otherwise decides, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Management Committee pursuant to the third sentence of this Section 6.3.  Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.  Any number of offices may be held by the same individual.  The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Management Committee.

6.4 Liability of the Member and Managers.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members and the Managers shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager.

6.5 Exculpation.  The Managers, their agents, affiliates, employees, attorneys and all others acting on a Manager’s behalf shall not be liable, responsible or accountable in damages or otherwise to the Company or to any of the Members for any act or omission performed or omitted by the Managers or such other Persons enumerated herein, in good faith pursuant to the authority granted to the Managers by this Agreement in a manner reasonably believed by them to be within the scope of the authority granted to them by this Agreement as in (or not opposed to) the best interest of the Company or the Members; provided, however, that the Managers shall not be relieved of any liability in respect of any claim, issue or matter as to which such Manager or any such Person shall have been adjudged to be liable for gross negligence or willful misconduct.

6.6 Indemnification.  The Company shall indemnify the Members, Managers, officers and any of the Members’ or Managers’ managers, directors, shareholders, officers, agents and Affiliates, and their respective successors or assigns (individually, an “Indemnified Party”), against any and all judgments, costs, losses, liabilities and damages (including attorneys’ fees and expenses) paid or incurred by the Indemnified Party in connection with the activities of the Company or in dealing with third parties on behalf of the Company, to the fullest extent provided or allowed by law.

6.7 Tax Matters Member.  KLI IP Holding Inc., and if and after the acquisition of a majority of the Company Interests by Utilipoint International, Inc. (“Utilipoint”), Utilipoint, is hereby designated as the tax matters partner within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Member”) for all purposes of the Code, and shall be responsible for performing the duties of the Tax Matters Member on behalf of the Company.  By execution of this Agreement, each of the Members specifically consents to such designation.  The Tax Matters Member shall keep the Members informed as to the status of any material audit of the Company’s tax affairs and shall not, with respect to Company tax matters, enter into a settlement agreement that proposes to bind any Member or otherwise compromise material assertions of the auditing agent that may be adverse to a Member, in each case without the prior written consent of such Member.  Each Member shall have the right to participate in any proceedings related to the determination of Company items at the Company level.  Each Member that elects to participate in such proceedings shall be responsible for any expenses incurred by such Member in connection with such participation.

6.8 Other Activities of Members and Managers.  Each Member and Manager, in its, her or his individual capacity or otherwise, shall be free to engage in, to conduct, or to participate in any business or activity whatsoever, without any accountability, liability, or obligation whatsoever to the Company or to any Member, even if such business or activity competes with or is enhanced by the business of the Company; provided, however, that this Section 6.8 is subject to the terms of Section 11.15 hereof and any agreement, other than this Agreement, to which any Member or Manager is a party or by which they are bound.

7 Dissolution.

7.1 Upon Dissolution.  The Company shall dissolve upon the earliest to occur of: (i) the determination of the Managers, (ii)  the sale by the Company of all of its assets and the collection of amounts derived from any such sale or sales, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.  Upon its dissolution, the Company shall terminate and immediately commence to wind up its affairs.  The proceeds of liquidation shall be distributed in the following order and priority:

(a) First, to creditors of the Company consistent with the subordination or other terms and conditions therein pertaining to priority of satisfaction of such indebtedness, in full satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);

(b) Second, to a reserve account as determined by the Managers in their reasonable discretion, to be used in connection with administrative expenses; and

(c) Third, to the Members in accordance with Section 5.1.

7.2 Winding Up.  The winding up of the Company's affairs and the liquidation and distribution of its assets shall be conducted by the Managers, who are hereby authorized to do any and all acts and things authorized by the Act in order to effect such liquidation and distribution.

7.3 Distributions in Kind.  Distributions to the Members in liquidation may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managers.  Distributions in kind shall be valued at Fair Market Value on the day immediately prior to such distribution and shall be subject to such conditions and restrictions as may be necessary or advisable in the reasonable discretion of the Managers to preserve the value of the property so distributed or to comply with applicable law.

8 Operations.

8.1 Books and Records.

(a) The Company's books and records will be kept on a consistently applied method of accounting that will reflect all Company transactions and be appropriate and adequate for all Company business.

(b) The Company’s books will be kept on a fiscal year ending December 31.  As required by the Act, the Company’s books, together with all correspondence, papers and other documents, shall be kept at the principal office of the Company and shall be, at all reasonable times, open to the examination of any of the Members or their duly authorized representatives.

(c) The Tax Matters Member shall supply the Members with the Company information necessary to enable each Member to prepare in a timely manner its income tax returns.

8.2 Holding of Property.  Any assets or property interests owned by the Company shall be held in the name of the Company.

8.3 Ownership of Company Property.  Each Member expressly waives the right to require partition of any property of the Company.

8.4 Restrictions of Members.  Except as expressly permitted or required by this Agreement, no Member shall have the right to receive a return of any of his, her or its contributions to the Company until the Company is terminated and its affairs completed in accordance with the Act and this Agreement.

9 Transfer Of Company Interests; Admission Of New Members.

9.1 Restrictions on Transfers.

(a) Except for Permitted Transfers as set forth in Section 9.4 hereof, neither record title nor beneficial ownership of a Company Interest of any Member may be transferred or encumbered, in whole or in part, without the consent of the Managers.

(b) Any attempted transfer of any Company Interest by a Member not in accordance with the terms of this Agreement shall be null and void, and shall not be reflected on the Company’s books.

(c) Each Member hereby acknowledges the reasonableness of the restrictions on transfers imposed by this Agreement in view of the Company’s purpose and the relationship of the Members.  Accordingly, the restrictions on transfer contained herein shall be specifically enforceable.  Each Member hereby further agrees to hold the Company and each Member (and each Member’s successors and assigns) wholly and completely harmless from any costs, liability or damage (including without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such Persons indemnified hereunder as a result of a transfer or an attempted transfer in violation of this Agreement and efforts to enforce the indemnity granted hereby.

(d) Until the effective date of an assignment of a Company Interest, both the Company and the Members shall be entitled to treat the assignor of the Company Interest as the absolute owner thereof in all respects.

9.2 Acquisition of an Interest Conveyed to Another Without Authority or Involuntary Sale of Company Interest.  If any Person acquires a Company Interest as a result of an order of a court, or if a Member’s interest in the Company is subjected to a lawful “charging order,” or if a Member makes an unauthorized transfer or assignment of a Company Interest, which the Company is required by law to recognize, the Company shall treat the transferee or acquirer of such Company Interest as an Assignee, who shall have only the rights of an Assignee as provided by the Act.

9.3 Condition Precedent to Admission of a Member.  Except as otherwise provided, no Person to whom a Company Interest is properly transferred pursuant to any section of this Agreement shall be admitted as a new Member until:

(a) The transferee has, in form satisfactory to the Managers, accepted and agreed to be bound by all of the terms and provisions of this Agreement;

(b) The transferee has provided, in the case of a corporate assignee, a certified copy of a resolution of its board of directors authorizing it to become a Member under the terms and provisions of this Agreement; and

(c) The Managers consent to such transfer.

Unless and until a transferee is admitted as a Member said transferee shall have only the rights of an Assignee.

9.4 Permitted Transfers.  The restrictions on transfers set forth in this Article 9, except for the restrictions contained in Sections 9.3 (a) and (b) hereof, shall not apply to the transfer of any Company Interest to a Permitted Transferee.  A Permitted Transferee shall initially become an Assignee and shall have the right to become a substitute Member only when and if the provisions of Sections 9.3 (a) and (b) of this Article are satisfied.  The subsequent Transfer of any Company Interest by a Permitted Assignee shall be subject to the same restrictions of this Article 9 in the same manner as if the Company Interest to be Transferred was still owned by the Member from whom such Permitted Assignee acquired such Interest; and for this purpose references herein to a Transfer by a Member (or a specific Member), shall include any Transfer by the Permitted Assignee(s) that acquired such Member’s Interest.

9.5 Alternative Treatment of Unauthorized Transfers.  With respect to any unauthorized transfer of a Company Interest, the Managers shall, in their discretion, have the authority to choose among the following alternatives:

(a) To admit the transferee as a Member, providing the requirements of Section 9.3 are complied with; or

(b) To treat the transferee as an Assignee.

9.6 Approved Sale Cooperation.

(a) At any time that the Members holding at least a majority  of the Percentage Interests propose a Sale of the Company (“Initiating Members”), such Initiating Members shall be entitled to deliver notice to the Company and the other Members that such Initiating Members desire the Company and/or the other Members to enter into agreements with one or more Persons that would result in a Sale of the Company, whereupon all Members and the Company shall consent to and raise no objections against the Sale of the Company, and if the Sale of the Company is structured as: (i) a merger or consolidation of the Company, each Member shall, and hereby agrees to, waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation and instruct the Managers to vote in favor of such Sale of the Company or (ii) a sale of Company Interests, each Member shall, and hereby agrees to, agree to sell their Company Interests on the same terms and conditions.  All Members and the Company shall take all necessary and desirable actions in connection with the consummation of the Sale of the Company, including the execution of such agreements and such instruments and other actions reasonably necessary to: (1) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Sale of the Company and (2) to effectuate the allocation and distribution of the aggregate consideration upon the Sale of the Company as set forth below.  The Members shall not be required to comply with, and shall have no rights under, Section 9.1 through 9.5 hereof in connection with any Sale of the Company.  Each Member and the Company hereby grants an irrevocable proxy (which shall be coupled with an interest) and power of attorney to any nominee of the Members holding a majority of the Percentage Interests (which may be a Member) (the “Member Nominee”) to take all necessary actions and execute and deliver all documents deemed necessary and appropriate by such Member Nominee to effectuate the consummation of any such Sale of the Company.  The Members (other than the Member Nominee and its Affiliates) hereby indemnify, defend and hold the Member Nominee harmless (severally and in accordance with their pro rata share of the consideration received in any such Sale of the Company (and not jointly or severally)) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the proxy and power of attorney granted hereby.

(b)           Notwithstanding anything herein to the contrary, in connection with any Sale of the Company: (i) such Member shall only be required to make such representations and warranties as made by the Initiating Members, and (ii) such Member may be required to join any indemnification obligation that all of the other Members have agreed to in connection with such Sale of the Company, but only severally on a pro rata basis and not with respect to any such obligation that relates specifically to a particular Member; provided, further, that such Member shall not be obligated in connection with any Sale of the Company to indemnify the prospective transferee or its or their Affiliates with respect to an amount in excess of the net cash proceeds paid to such Member in connection with such Sale of the Company.

(c) The Company shall provide the Members with written notice of any Sale of the Company at least ten (10) days before the consummation thereof.  Upon the consummation of the Sale of the Company, each Member shall receive the same portion of the aggregate consideration from such Sale of the Company that such Member would have received if such aggregate consideration (in the case of an asset sale, after payment or provision for all liabilities) had been distributed by the Company pursuant to Article 5 hereof.

10 Definitions.

(a) “Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned person.  A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Assignee” means a Person who has acquired all or a portion of a Company Interest by assignment as of the date the assignment of the Company Interest has become “effective.”  An Assignee has only the rights granted under the Act. An Assignee does not have the right to become a Member, except as provided in this Agreement and in the Act.

(c) “Capital Account” means the account described in Section 3.2 of this Agreement.

(d) “Capital Contribution” means the cash or other property, to be contributed pursuant to Section 3.1 of this Agreement in the respective amounts and types set forth on Schedule A.

(e) “Capital Contribution Percentage” means, with respect to each Member, such Member’s proportionate share of the Capital Contributions, as provided in Schedule A.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Company” means The Intelligent Project, LLC.

(h) “Company Interest” means the interest of a Member in the Company and the right to receive distributions.

(i) “Fair Market Value” means: (A) with respect to securities listed on a national (or other) securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on The NASDAQ National market, the last reported sale price of the security on such exchange or market for the trading day immediately prior to the date of determination (or the trading day on which the last sale took place); (B) with respect to securities not so listed or admitted to unlisted trading privileges, the average of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. (or other quotation service), for the trading day immediately prior to the date of determination; (C) if the securities are not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the most recent valuation based on a transaction between the Company and a third party in respect of such securities; or (D) in the event no such transaction has occurred, an amount determined in such reasonable manner as may be prescribed in good faith by the Managers.

(j) “Indemnified Party” means those Persons described in Section 6.6 of this Agreement.

(k)  “Managers” means those members of the Management Committee as set forth in Section 6.2.

(l) “Members” means, collectively, the persons admitted as members of the Company, initially as set forth on Schedule A, and as otherwise permitted under this Agreement.

(m) "Net Cash Flow" means, for each calendar month, fiscal year or other period of the Company for which it must be determined, the gross cash receipts of the Company from all sources other than Capital Contributions and loans, less all expenses, expenditures, fees, taxes, guaranteed payments, and other amounts paid by or for the account of the Company during the same period, including without limitation, payments of principal and interest on any Company borrowings from third parties and from Members, and further reduced by reserves reasonably established by the Managers for contingencies of the Company’s business and for the Company’s continued operations.  Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions, depletion, similar allowances or other noncash items, but shall be increased by any reduction of any reserves previously established.

(n) “Percentage Interest” means, with respect to each Member, such Member’s proportionate share of the Company Interests, as provided in Schedule A.

(o) “Permitted Transferee” means with respect to a particular Member, a Person that is (i) a spouse, natural or adoptive lineal ancestor or descendant of such Member (a "Family Member"); (ii) a trust, estate, guardianship or custodianship, including those established under any of the Uniform Gifts to Minors Act of any state, established for such Member, or one or more Family Members or other Permitted Transferees of such Member; and (iii) an Affiliate of such Member.

(p) “Person” means any individual, corporation, limited liability company, partnership, trust, estate, custodianship or other entity that has a legal existence.

(r) “Sale of the Company" means the sale of the business of the Company to a third party through the Transfer of all or substantially all of the Company's assets or greater than 50% of the limited liability company interests of the Company (determined on an as converted and fully diluted basis), in a single transaction or series of related transactions, whether effected through a merger, consolidation, sale of assets or securities or otherwise.

(s) “Securities Act” means the Securities Act of 1933, as amended from time to time.

(t) “Total Capital Contributions” means the aggregate amount which all Members have contributed to the capital of the Company, as provided in Schedule A.

11 Miscellaneous Provisions.

11.1 Notices.  Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered and given for all purposes: (a) when delivered personally to the party or to an officer of the party to whom the same is directed, (b) when received by facsimile or other electronic means, (c) when delivered by overnight courier, or (d) five (5) days after being deposited in the United States mail registered or certified mail, postage and charges prepaid, addressed to the addresses as any Member may from time to time specify by written notice to the Company.  Any notice may at any time be waived by the person entitled to receive the notice.

11.2 Section Captions.  Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of any part of this Agreement.

11.3 Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, the illegality or invalidity shall not affect the validity of the remainder of this Agreement.

11.4 Amendments.  This Agreement shall be amended only by the vote of the Members holding at least seventy-five percent (75%) of the Percentage Interests, provided that in no event shall the consent of any Member be required to amend Schedule A hereto to reflect changes in the Member’s respective Capital Contributions, Capital Contribution Percentages and Percentage Interests.

11.5 Governing Law; Jurisdiction.  This Agreement and the rights of the Members shall be governed by and construed and enforced in accordance with the laws of the State of New York, and the Act as now in effect shall govern and supersede any provision of this Agreement which would otherwise be in violation of the Act.  Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in New York in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each Member further agrees that personal jurisdiction over him or it may be effected by service of process by registered or certified mail addressed to him or it at the addresses set forth on the signature page hereto, and that when so made will be as if served upon him or it personally within his or its state of residence.  EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.

11.6 Waiver of Action for Partition.  Each of the Members irrevocably waives, during the term of the Company and during the period of its liquidation following any dissolution, any right which the Member may have to maintain an action for partition with respect to any assets of the Company.

11.7 Counterpart Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document.  All counterparts shall be construed together and shall constitute one Agreement.

11.8 Parties in Interest.  Every covenant, term, provision and agreement contained in this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

11.9 Integrated Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth in this Agreement.

11.10 No Oral Modification.  No modification or waiver of this Agreement or any part of it shall be valid or effective unless in writing and signed by the party or parties sought to be charged; and no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other breach or condition.

11.11 Consent, Approval or Ratification.  Any provision of this Agreement requiring the consent, approval or ratification of the Members shall, unless expressly stated to the contrary, require the written consent, approval or ratification of a the Members owning a majority of the Percentage Interests.

11.12 Number and Gender.  Where the context so indicates, the masculine shall include the feminine and neuter, the singular shall include the plural and person shall include a corporation or other entity.

11.13 Waiver of Appraisal Rights.  Each of the Members hereby acknowledges and agrees that no Member shall have any appraisal rights, as described in Section 18-210 of the Act.

11.14 Further Documents and Acts.  Each Member agrees to cooperate fully with the other Members and the Company, to execute and deliver such additional documents and instruments, to give such further written assurances and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

11.15 Confidentiality.  The Members will not, and will use their good faith efforts to cause their Affiliates to not, use or disclose to any Person (other than a Member) any trade secrets, technical information, processes, know-how, financial or business data or other proprietary information relating to or in the possession of the Company (collectively, “Proprietary Information”) for any purpose which does not relate to the Company; provided, however, that a Member may disclose any such Proprietary Information: (a) that has become generally available to the public (other than disclosure by the Member in violation of this Section 11.15); (b) to its employees and professional advisers who need to know such information and agree to keep it confidential in accordance with the terms of this Section 11.15; (c) to the extent required in order to comply with contractual reporting obligations to its members who have agreed to keep it confidential in accordance with the terms of this Section 11.15; (d) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to such Member; and (e) as may be required in response to any summons, subpoena or discovery request in connection with any litigation or proceeding, it being agreed that, unless such Proprietary Information has become generally available to the public: (x) the Member will give the Company prompt notice of such summons, subpoena or discovery request and will use reasonable efforts to cooperate with the Company at the Company’s reasonable request so that the Company may, in its discretion, seek a protective order or other appropriate remedy, if available and (y) in the event that such protective order is not obtained (or sought by the Company after notice), the Member: (i) will furnish only that portion of the Proprietary Information which, in accordance with the advice of counsel, is legally required to be furnished and (ii) will exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such Proprietary Information.  Notwithstanding the foregoing, in no event shall any Member be required to pay any sum of money in connection with its cooperation hereunder.

11.16 Withdrawal of Members.  The Members shall not be permitted to withdraw from the Company except as permitted in Section 7 or Section 9.  A withdrawing Member is not entitled to receive any amount from the Company in connection with such withdrawal except to the extent specifically provided in this Agreement.

12 Investment by Members.

12.1 Subscription of Company Interest.  Each Member hereby subscribes for the Company Interest set forth on Schedule A.  Each Member will execute such subscription agreements as may be reasonably required by the Managers.

12.2 Subscription of Company Interest.  Each Member hereby represents and warrants that the Company Interest being subscribed for and purchased by the Member is being acquired: (a) with the intent of holding the Company Interest for investment only and not with the intent of participating directly or indirectly in any distribution thereof and (b) with the understanding that the Company Interest may not be sold or transferred except as permitted by this Agreement and applicable federal and state securities laws.

12.3 Ability to Bear Risk.  Each Member represents and warrants to the Company that with respect to such Member’s investment in the Company:

(a) The execution and delivery of this Agreement by such Member (if such Member is not a natural person) has been duly authorized;

(b) Such Member has such knowledge and expertise in financial and business matters that he or it is capable of utilizing the information made available to the undersigned, to evaluate the merits and risks of an investment in the Company and to make an informed investment decision with respect thereto;

(c) Such Member is aware that his or its investment in the Company is highly speculative and the financial situation of the Member is such that the Member can afford to bear the economic risk of holding the Company Interest purchased by the Member hereunder for an indefinite period;

(d)  Such Member can afford to suffer the complete loss of the Member’s investment in such Company Interest;

(e) Such Member has adequate means of providing for the Member’s and the Member’s dependents’ current needs and possible personal contingencies;

(f) Such Member has no need for liquidity in this investment;

(g) Such Member is, and was at the time of such Member’s investment in the Company, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act; and

(h) Such Member recognizes that an investment in the Company involves certain risks and has taken full cognizance of, and understands all of, the risk factors related to the investment in the Company.  Such Member has consulted with his or its professional, tax and legal advisors with respect to the federal, state, local and foreign income tax consequences of such Member’s participation as a Member of the Company.

12.4 Unregistered Securities.  Each Member is fully aware that: (i) the offering and sale of Company Interests have not been and will not be registered under the Securities Act and are being made in reliance upon federal and state exemptions for transactions not involving a public offering, (ii) the Company will not be registered as an investment company under the Investment Company Act in reliance upon an exemption therefrom and (iii) the Company Interests cannot be offered for sale or sold by such Member or by anyone acting for the Member’s account or on the Member’s behalf without compliance with the terms of this Agreement and the registration of the interests and/or the fulfillment of other regulatory requirements.

13 Power of Attorney.

13.1 Grant of Power.  Each of the Members does hereby irrevocably constitute and appoint each of the Managers as such Member’s true and lawful attorney-in-fact, in such Member’s name, place, and stead, to make, execute, consent to, swear to, acknowledge, record, and file:

(a) any amendments to the Certificate of Formation under the applicable laws of the State of Delaware and under the applicable laws of any other jurisdiction in which the Managers deems such filing to be necessary or desirable;

(b) any certificate or other instrument which may be required to be filed by the Company or the Members under the laws of the State of Delaware and/or under the applicable laws of any other jurisdiction to the extent the Managers deem such filing to be necessary or desirable;

(c) any and all amendments or modifications to this Agreement or to said Certificate of Formation or any other instrument described above pursuant to the provisions of this Agreement to reflect the transfers of Company Interests, or adjustments to the Percentage Interests; and

(d) all certificates and other instruments which may be required to effectuate the dissolution, liquidation, and termination of the Company pursuant to the provisions of this Agreement.

13.2 Grant of Power.  The grant of a power of attorney to the Managers pursuant to this Agreement is coupled with an interest, is irrevocable, and shall survive the death or legal incompetence of any of the Members or the assignment of such Member’s Company Interests. The Members (other than the Managers and their Affiliates) hereby indemnify, defend and hold the Managers harmless (severally in accordance with their pro rata share of the Percentage Interests (and not jointly and severally)) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the power of attorney granted hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been made and executed by the Members and the Company effective as of the date first written above.

Company:

The Intelligent Project, LLC, a Delaware limited liability company.

By:	/s/ David E. Steele
Name: David E. Steele
Title: Sr. Managing Director

Members:

KLI IP Holding Inc., a Delaware corporation

By:	/s/ Nana Baffour
Name: Nana Baffour
Title: President
Address: c/o Knox Lawrence International, LLC 445 Park Avenue, 20th Floor New York, NY 10022

By:	/s/ Peter Shaw
Name: Peter Shaw
Address: 15 Rex Road Merion Station, PA 19066

Company Name

By:	/s/ David Steele
Name: David Steele
Address: 2011 Brewster Road Indianapolis, IN 46260

SCHEDULE A

Updated as of July 1, 2009

Member	Capital Contribution	Capital Contribution Percentage	Percentage Interest
KLI IP Holding Inc.	$107,968.89	100%	31.5%
David Steele	$0	0%	6.0%
Peter Shaw	$0	0%	2.5%
UtiliPoint International, Inc.	$0	0%	60.0%
TOTAL	$107,968.89	100.00%	100.00%